Exhibit 99.1
News Release
FIS Reports Third Quarter 2020 Results

•Increased revenue 13% on a reported basis and 1% on an organic basis to $3,197 million
•Achieved annual run-rate revenue synergies of approximately $150 million and annual run-rate expense synergies exceeding $700 million
•Realized Diluted EPS of $0.03 and Adjusted EPS of $1.42
•Generated net cash provided by operating activities of $1,411 million and free cash flow of $866 million

JACKSONVILLE Fla., October 29, 2020 - FIS™ (NYSE:FIS), a global leader in financial services technology, today reported its third quarter 2020 results.

Third Quarter 2020 Results

On a GAAP basis, revenue increased 13% to $3,197 million, primarily due to the July 31, 2019 acquisition of Worldpay, Inc. (Worldpay). Net earnings attributable to common stockholders was $20 million or $0.03 per diluted share.

On an organic basis, revenue increased 1% as compared to the prior year period, primarily due to consumer spending trends associated with the ongoing COVID-19 pandemic. Adjusted EBITDA margin expanded by 30 basis points (bps) over the prior year period to 42.5%, primarily due to the achievement of Worldpay cost synergies. Adjusted net earnings were $887 million or $1.42 per diluted share.

“COVID-19 has greatly influenced how businesses must interact with their customers in order to survive and thrive,” said Gary Norcross, FIS chairman, president and chief executive officer. “We are pleased that our unique business model enables us to quickly deliver solutions that are helping our clients adapt to these rapidly shifting market dynamics. Our strong third quarter results demonstrate the momentum we’re building to continue accelerating revenue growth.”

($ millions, except per share data, unaudited)	Three Months Ended September 30,
			%	Organic
	2020	2019	Change	Growth
Revenue	$3,197	$2,822	13%	1%
Merchant Solutions	1,017	705	44%	—%
Banking Solutions	1,507	1,443	4%	3%
Capital Market Solutions	626	611	2%	(1)%
Corporate and Other	47	63	(24)%	*
Adjusted EBITDA	$1,357	$1,192	14%
Adjusted EBITDA Margin	42.5%	42.2%	30 bps
Net earnings attributable to FIS common stockholders (GAAP)	$20	$154	(87)%
Diluted EPS (GAAP)	$0.03	$0.29	(90)%
Adjusted net earnings	$887	$751	18%
Adjusted EPS	$1.42	$1.43	(1)%
* Indicates comparison not meaningful

Segment Information

•Merchant Solutions:

Third quarter revenue increased 44% to $1,017 million, primarily due to the Worldpay acquisition. On an organic basis, revenue was relatively flat compared to the prior year period. When adjusting for the shifted timing of the U.S. tax filing deadline, organic growth increased 14% sequentially as compared to the second quarter, primarily due to continued marquee client wins and improving consumer spending trends associated with the ongoing COVID-19 pandemic. Adjusted EBITDA margin was 47.9%.

•Banking Solutions:

Third quarter revenue increased 4% to $1,507 million. On an organic basis, revenue increased 3% as compared to the prior year period, primarily due to growth in recurring revenue. Organic growth was reduced by a headwind of approximately 3% associated with COVID-19 and a large license comparison in the prior year period. Adjusted EBITDA margin was 43.3%.

•Capital Market Solutions:

Third quarter revenue increased 2% to $626 million. On an organic basis, revenue decreased 1% as compared to the prior year period, primarily due to quarterly variability in license renewal timing as the business transitions to a recurring, SAAS-based revenue model. Year to date, revenue increased 3% on an organic basis, reflecting more than a percentage point of acceleration as compared to the prior year period, which better represents underlying trends of the business by normalizing for the timing of quarterly license renewals. Adjusted EBITDA margin was 45.7%.

•Corporate and Other:

Third quarter revenue decreased 24% to $47 million. Adjusted EBITDA loss was $68 million, including $10 million of Adjusted EBITDA from our non-strategic businesses offset by $78 million of corporate expenses.

Integration Update

The Company achieved annual run-rate synergies related to the Worldpay acquisition, exiting the third quarter of 2020 as follows:

•Revenue synergies of approximately $150 million, including continued successful origination of new bank referral agreements and Premium Payback cross-selling wins. Revenue synergies remain on track to exceed $200 million in annual run-rate achievement exiting 2020.

•Expense synergies exceeding $700 million, including approximately $385 million of operational expense savings. Operational expense synergies remain on track to exceed $400 million in annual run-rate achievement exiting 2020.

Balance Sheet and Cash Flows

As of September 30, 2020, the Company had $4,227 million of available liquidity, including $1,826 million of cash and cash equivalents and $2,401 million of capacity available under its revolving credit facility. Debt outstanding totaled $20,189 million with an effective weighted average interest rate of 1.6%.

Third quarter net cash provided by operating activities was $1,411 million, and free cash flow was $866 million or 27% of revenue. Additionally, FIS paid dividends of $217 million during the quarter.

COVID-19 Update

COVID-19 continued to impact our financial results in the third quarter of 2020. In certain locations, where government lockdowns and shelter-in-place orders have been loosened, consumer spending impacting our Merchant Solutions payments volume and transaction revenue have partially recovered, while certain verticals like travel, entertainment and hospitality continue to be significantly impacted. The Company’s revenue continues to be impacted by reduced payment processing volumes within our Merchant Solutions segment and, to a lesser extent transaction volume within our Banking Solutions segment, but both have improved in the third quarter of 2020. In response to COVID-19, we are continuing to take several actions to manage discretionary expenses, including reducing office space, prohibiting most travel and reducing incentive compensation as well as accelerating automation and functional alignment across the organization. The Company’s liquidity remains strong and improved this quarter, as noted above.

As a result of government lockdowns, we have successfully outfitted employees to provide services from home or transferred work to other locations. Nearly 95% of our employees remain in a work-from-home status and have been effectively outfitted to continue to provide all necessary services to our clients. We will continue this work-from-home status in most locations this year, as the safety of our employees is our top priority.

Webcast

FIS will sponsor a live webcast of its earnings conference call with the investment community beginning at 9:00 a.m. (EST) Thursday, October 29, 2020. To access the webcast, go to the Investor Relations section of FIS’ homepage, www.fisglobal.com. A replay will be available after the conclusion of the live webcast.

About FIS

FIS is a leading provider of technology solutions for merchants, banks and capital markets firms globally. Our employees are dedicated to advancing the way the world pays, banks and invests by applying our scale, deep expertise and data-driven insights. We help our clients use technology in innovative ways to solve business-critical challenges and deliver superior experiences for their customers. Headquartered in Jacksonville, Florida, FIS is a Fortune 500® company and is a member of Standard & Poor’s 500® Index.

To learn more, visit www.fisglobal.com. Follow FIS on Facebook, LinkedIn and Twitter (@FISGlobal).

FIS Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.

These non-GAAP measures include constant currency revenue, organic revenue growth, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings, adjusted EPS, and free cash flow. These non-GAAP measures may be used in this release and/or in the attached supplemental financial information.

We believe these non-GAAP measures help investors better understand the underlying fundamentals of our business. As further described below, the non-GAAP revenue and earnings measures presented eliminate items management believes are not indicative of FIS’ operating performance. The constant currency and organic revenue growth measures adjust for the effects of exchange rate fluctuations, while organic revenue growth also adjusts for acquisitions and divestitures, giving investors further insight into our performance. Finally, free cash flow provides further information about the ability of our business to generate cash. For these reasons, management also uses these non-GAAP measures in its assessment and management of FIS’ performance.

As described below, our Adjusted EBITDA and Adjusted Net Earnings measures also exclude incremental and direct costs resulting from the COVID-19 pandemic. Management believes that this adjustment may help investors understand the longer-term fundamentals of our underlying business.

Constant currency revenue represents reported revenue excluding the impact of fluctuations in foreign currency exchange rates in the current period.

Organic revenue growth is constant currency revenue, as defined above, for the current period compared to an adjusted revenue base for the prior period, which is adjusted to add pre-acquisition revenue of acquired businesses for a portion of the prior year matching the portion of the current year for which the business was owned, and subtract pre-divestiture revenue for divested businesses for the portion of the prior year matching the portion of the current year for which the business was not owned, for any acquisitions or divestitures by FIS.

Adjusted EBITDA reflects net earnings before interest, other income (expense), taxes, equity method investment earnings (loss), and depreciation and amortization, and excludes certain costs and other transactions that management deems non-operational in nature, the removal of which improves comparability of operating results across reporting periods. It also excludes incremental and direct costs resulting from the COVID-19 pandemic. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, adjusted EBITDA, as it relates to our segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K.

Adjusted EBITDA margin reflects adjusted EBITDA, as defined above, divided by revenue.

Adjusted net earnings excludes the impact of certain costs and other transactions which management deems non-operational in nature, the removal of which improves comparability of operating results across reporting periods. It also excludes the impact of acquisition-related purchase accounting amortization and equity method investment earnings (loss), both of which are recurring. It also excludes incremental and direct costs resulting from the COVID-19 pandemic.

Adjusted EPS reflects adjusted net earnings, as defined above, divided by weighted average diluted shares outstanding.

Free cash flow reflects net cash provided by operating activities, adjusted for the net change in settlement assets and obligations and excluding certain transactions that are closely associated with non-operating activities or are otherwise non-operational in nature and not indicative of future operating cash flows, including incremental and direct costs resulting from the COVID-19 pandemic, less capital expenditures. Free cash flow does not represent our residual cash flow available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Further, FIS’ non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures, including footnotes describing the specific adjustments, are provided in the attached schedules and in the Investor Relations section of the FIS website, www.fisglobal.com.

Forward-Looking Statements

This earnings release and today’s webcast contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about anticipated financial outcomes, including any earnings guidance or projections of the Company, projected revenue or expense synergies, business and market conditions, outlook, foreign currency exchange rates, deleveraging plans, expected dividends and share repurchases, the Company’s sales pipeline and anticipated profitability and growth, as well as other statements about our expectations, beliefs, intentions, or strategies regarding the future, or other characterizations of future events or circumstances, are forward-looking statements. These statements relate to future events and our future results and involve a number of risks and uncertainties. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management.

Actual results, performance or achievement could differ materially from those contained in these forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include the following, without limitation:

•the outbreak or recurrence of the novel coronavirus (“COVID-19”) and measures to reduce its spread, including the impact of governmental or voluntary actions such as business shutdowns and stay-at-home orders;
•the duration, including any recurrence, of the COVID-19 pandemic and its impacts, including the general impact of an economic recession, reductions in consumer and business spending, and instability of the financial markets across the globe;
•the economic and other impacts of COVID-19 on our clients which affect the sales of our solutions and services and the implementation of such solutions;
•the risk of losses in the event of defaults by merchants (or other parties) to which we extend credit in our card settlement operations or in respect of any chargeback liability, either of which could adversely impact liquidity and results of operations;
•changes in general economic, business and political conditions, including those resulting from COVID-19 or other pandemics, intensified international hostilities, acts of terrorism, changes in either or both the United States and international lending, capital and financial markets and currency fluctuations;
•the risk that the Worldpay transaction will not provide the expected benefits or that we will not be able to achieve the cost or revenue synergies anticipated;
•the risk that the integration of FIS and Worldpay will be more difficult, time-consuming or expensive than anticipated;
•the risk that other acquired businesses will not be integrated successfully or that the integration will be more costly or more time-consuming and complex than anticipated;
•the risk that cost savings and other synergies anticipated to be realized from other acquisitions may not be fully realized or may take longer to realize than expected;
•the risks of doing business internationally;

•the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements, including privacy and cybersecurity laws and regulations;
•the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;
•changes in the growth rates of the markets for our solutions;
•failures to adapt our solutions to changes in technology or in the marketplace;
•internal or external security breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;
•the risk that implementation of software, including software updates, for customers or at customer locations or employee error in monitoring our software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;
•the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;
•the risk that election results in the U.S. may result in additional regulation and additional regulatory and tax costs;
•competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;
•the failure to innovate in order to keep up with new emerging technologies, which could impact our solutions and our ability to attract new, or retain existing, customers;
•an operational or natural disaster at one of our major operations centers;
•failure to comply with applicable requirements of payment networks or changes in those requirements;
•fraud by merchants or bad actors; and
•other risks detailed in the “Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, in our quarterly reports on Form 10-Q and in our other filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information

Ellyn Raftery, 904.438.6083	Nathan Rozof, CFA, 904.438.6918
Chief Marketing Officer	Executive Vice President
FIS Global Marketing and Corporate Communications	FIS Corporate Finance and Investor Relations
Ellyn.Raftery@fisglobal.com	Nathan.Rozof@fisglobal.com

Fidelity National Information Services, Inc.
Earnings Release Supplemental Financial Information
October 29, 2020

Exhibit A             Condensed Consolidated Statements of Earnings - Unaudited for the three and nine months ended September 30, 2020 and 2019

Exhibit B             Condensed Consolidated Balance Sheets - Unaudited as of September 30, 2020 and December 31, 2019

Exhibit C             Condensed Consolidated Statements of Cash Flows - Unaudited for the nine months ended September 30, 2020 and 2019

Exhibit D             Supplemental Non-GAAP Financial Information - Unaudited for the three and nine months ended September 30, 2020 and 2019

Exhibit E              Supplemental GAAP to Non-GAAP Reconciliations - Unaudited for the three and nine months ended September 30, 2020 and 2019

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS — UNAUDITED
(In millions, except per share amounts)
Exhibit A

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Revenue	$3,197	$2,822	$9,236	$6,991
Cost of revenue	2,104	1,838	6,238	4,623
Gross profit	1,093	984	2,998	2,368
Selling, general, and administrative expenses	862	757	2,613	1,435
Asset impairments	—	87	—	87
Operating income	231	140	385	846
Other income (expense):
Interest expense, net	(84)	(95)	(252)	(242)
Other income (expense), net	(4)	164	31	(8)
Total other income (expense), net	(88)	69	(221)	(250)
Earnings (loss) before income taxes and equity method investment earnings (loss)	143	209	164	596
Provision (benefit) for income taxes	121	48	94	119
Equity method investment earnings (loss)	—	(5)	(9)	(18)
Net earnings	22	156	61	459
Net (earnings) loss attributable to noncontrolling interest	(2)	(2)	(7)	(3)
Net earnings attributable to FIS common stockholders	$20	$154	$54	$456

Net earnings per share-basic attributable to FIS common stockholders	$0.03	$0.30	$0.09	$1.18
Weighted average shares outstanding-basic	620	516	618	388
Net earnings per share-diluted attributable to FIS common stockholders	$0.03	$0.29	$0.09	$1.15
Weighted average shares outstanding-diluted	627	524	626	396

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In millions, except per share amounts)

		Exhibit B

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,826	$1,152
Settlement deposits and merchant float	2,840	2,882
Trade receivables, net	3,146	3,242
Contract assets	164	124
Settlement receivables	774	647
Other receivables	361	337
Prepaid expenses and other current assets	823	308
Total current assets	9,934	8,692
Property and equipment, net	914	900
Goodwill	52,567	52,242
Intangible assets, net	14,224	15,798
Software, net	3,301	3,204
Other noncurrent assets	1,404	2,303
Deferred contract costs, net	851	667
Total assets	$83,195	$83,806

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$2,586	$2,374
Settlement payables	4,438	4,228
Deferred revenue	775	817
Short-term borrowings	3,144	2,823
Current portion of long-term debt	1,832	140
Total current liabilities	12,775	10,382
Long-term debt, excluding current portion	15,213	17,229
Deferred income taxes	4,172	4,281
Other noncurrent liabilities	1,768	2,406
Deferred revenue	46	52
Total liabilities	33,974	34,350

Redeemable noncontrolling interest	176	—

Equity:
FIS stockholders’ equity:
Preferred stock $0.01 par value	—	—
Common stock $0.01 par value	6	6
Additional paid in capital	45,821	45,358
Retained earnings	3,556	4,161
Accumulated other comprehensive earnings (loss)	(212)	(33)
Treasury stock, at cost	(140)	(52)
Total FIS stockholders’ equity	49,031	49,440
Noncontrolling interest	14	16
Total equity	49,045	49,456
Total liabilities, redeemable noncontrolling interest and equity	$83,195	$83,806

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In millions)

		Exhibit C

	Nine months ended September 30,
	2020	2019
Cash flows from operating activities:
Net earnings	$61	$459
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,760	1,488
Amortization of debt issue costs	24	17
Acquisition-related financing foreign exchange	—	(112)
Asset impairments	—	87
Loss (gain) on sale of businesses, investments and other	3	18
Stock-based compensation	182	138
Deferred income taxes	(24)	(75)
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade and other receivables	78	12
Contract assets	(41)	(14)
Settlement activity	594	165
Prepaid expenses and other assets	(128)	(2)
Deferred contract costs	(354)	(258)
Deferred revenue	(50)	(51)
Accounts payable, accrued liabilities and other liabilities	(81)	(131)
Net cash provided by operating activities	3,024	1,741

Cash flows from investing activities:
Additions to property and equipment	(186)	(135)
Additions to software	(652)	(409)
Acquisitions, net of cash acquired	(469)	(6,629)
Net proceeds from sale of businesses and investments	—	49
Other investing activities, net	92	(43)
Net cash provided by (used in) investing activities	(1,215)	(7,167)

Cash flows from financing activities:
Borrowings	37,125	25,425
Repayment of borrowings and other financing obligations	(37,646)	(15,997)
Debt issuance costs	—	(71)
Proceeds from stock issued under stock-based compensation plans	302	136
Treasury stock activity	(102)	(422)
Dividends paid	(650)	(441)
Other financing activities, net	(222)	(39)
Net cash provided by (used in) financing activities	(1,193)	8,591

Effect of foreign currency exchange rate changes on cash	8	(38)
Net increase (decrease) in cash and cash equivalents	624	3,127
Cash and cash equivalents, beginning of period	3,211	703
Cash and cash equivalents, end of period	$3,835	$3,830

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP ORGANIC REVENUE GROWTH — UNAUDITED
(In millions)

						Exhibit D

	Three months ended September 30,
	2020			2019
			Constant
			Currency		In Year	Adjusted	Organic
	Revenue	FX	Revenue	Revenue	Adjustments (1)	Base	Growth
Merchant Solutions	$1,017	$(12)	$1,005	$705	$298	$1,003	—%
Banking Solutions	1,507	7	1,513	1,443	29	1,473	3%
Capital Market Solutions	626	(5)	621	611	18	630	(1)%
Corporate and Other	47	—	47	63	—	63	(24)%
Total	$3,197	$(10)	$3,187	$2,822	$346	$3,168	1%

	Nine months ended September 30,
	2020			2019
			Constant
			Currency		In Year	Adjusted	Organic
	Revenue	FX	Revenue	Revenue	Adjustments (1)	Base	Growth
Merchant Solutions	$2,764	$(3)	$2,761	$852	$2,171	$3,023	(9)%
Banking Solutions	4,447	31	4,479	4,173	200	4,373	2%
Capital Market Solutions	1,886	2	1,887	1,778	57	1,836	3%
Corporate and Other	139	—	139	188	—	188	(26)%
Total	$9,236	$30	$9,266	$6,991	$2,429	$9,420	(2)%

Amounts in tables may not sum or calculate due to rounding.

(1)In year adjustments primarily include adding revenue from the Worldpay and Virtus acquisitions.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP CASH FLOW MEASURES — UNAUDITED
(In millions)

Exhibit D (continued)

	Three months ended	Nine months ended
	September 30, 2020	September 30, 2020
Net cash provided by operating activities	$1,411	$3,024
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	140	438
Settlement activity	(422)	(594)
Adjusted cash flows from operations	1,129	2,868
Capital expenditures (2)	(263)	(808)
Free cash flow	$866	$2,060

	Three months ended	Nine months ended
	September 30, 2019	September 30, 2019
Net cash provided by operating activities	$921	$1,741
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	171	260
Tax payments on divestitures (3)	—	10
Settlement activity	(193)	(165)
Adjusted cash flows from operations	899	1,846
Capital expenditures	(259)	(544)
Free cash flow	$640	$1,302

Free cash flow reflects adjusted cash flows from operations less capital expenditures (additions to property and equipment and additions to software, excluding capital spend related to the construction of our new headquarters). Free cash flow does not represent our residual cash flows available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

(1)Adjusted cash flows from operations and free cash flow for the three and nine months ended September 30, 2020 and 2019 exclude cash payments for certain acquisition, integration and other costs (see Note 2 to Exhibit E), net of related tax impact. The related tax impact totaled $23 million and $30 million for the three months and $70 million and $51 million for the nine months ended September 30, 2020 and 2019, respectively.

(2)Capital expenditures for free cash flow for the three and nine months ended September 30, 2020 exclude $9 million and $30 million, respectively, in capital spend related to the construction of our new headquarters.

(3)Adjusted cash flows from operations and free cash flow exclude tax payments made in 2019 related to the sale of Reliance Trust Company of Delaware and the unwinding of the Brazilian Venture recognized during 2018.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net earnings attributable to FIS common stockholders	$20	$154	$54	$456
Provision (benefit) for income taxes	121	48	94	119
Interest expense, net	84	95	252	242
Other, net	6	(157)	(15)	29

Operating income, as reported	231	140	385	846
Depreciation and amortization, excluding purchase accounting amortization	238	206	705	594
Non-GAAP adjustments:
Purchase accounting amortization (1)	693	546	2,055	894
Acquisition, integration and other costs (2)	195	213	616	293
Asset impairments	—	87	—	87
Adjusted EBITDA	$1,357	$1,192	$3,761	$2,714

See Notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E (continued)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Earnings (loss) before income taxes and equity method investment earnings (loss)	$143	$209	$164	$596
(Provision) benefit for income taxes	(121)	(48)	(94)	(119)
Equity method investment earnings (loss)	—	(5)	(9)	(18)
Net (earnings) loss attributable to noncontrolling interest	(2)	(2)	(7)	(3)
Net earnings attributable to FIS common stockholders	20	154	54	456
Non-GAAP adjustments:
Purchase accounting amortization (1)	693	546	2,055	894
Acquisition, integration and other costs (2)	195	213	622	358
Asset impairments (3)	—	87	—	87
Loss (gain) on sale of businesses and investments (4)	—	—	—	6
Debt financing activities (5)	—	(5)	—	98
Non-operating (income) expense (6)	4	(164)	(31)	(164)
Equity method investment (earnings) loss (7)	—	5	9	18
Tax rate change (8)	103	—	103	—
(Provision) benefit for income taxes on non-GAAP adjustments	(128)	(85)	(405)	(200)
Total non-GAAP adjustments	867	597	2,353	1,097
Adjusted net earnings	$887	$751	$2,407	$1,553

Net earnings per share-diluted attributable to FIS common stockholders	$0.03	$0.29	$0.09	$1.15
Non-GAAP adjustments:
Purchase accounting amortization (1)	1.11	1.04	3.28	2.26
Acquisition, integration and other costs (2)	0.31	0.41	0.99	0.90
Asset impairments (3)	—	0.17	—	0.22
Loss (gain) on sale of businesses and investments (4)	—	—	—	0.02
Debt financing activities (5)	—	(0.01)	—	0.25
Non-operating (income) expense (6)	0.01	(0.31)	(0.05)	(0.41)
Equity method investment (earnings) loss (7)	—	0.01	0.01	0.05
Tax rate change (8)	0.16	—	0.16	—
(Provision) benefit for income taxes on non-GAAP adjustments	(0.20)	(0.16)	(0.65)	(0.51)
Adjusted net earnings per share-diluted attributable to FIS common stockholders	$1.42	$1.43	$3.85	$3.92
Weighted average shares outstanding-diluted	627	524	626	396

Amounts in table may not sum or calculate due to rounding.

See Notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E (continued)

Notes to Unaudited - Supplemental GAAP to Non-GAAP Reconciliations for the three and nine months ended September 30, 2020 and 2019.

The adjustments are as follows:

(1)This item represents purchase price amortization expense on all intangible assets acquired through various Company acquisitions, including customer relationships, contract value, trademarks and tradenames, and technology assets. The Company has excluded the impact of this amortization expense as such amounts can be significantly impacted by the timing and/or size of acquisitions. Although the Company excludes these amounts from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of assets that relate to past acquisitions will recur in future periods until such assets have been fully amortized. Any future acquisitions may result in the amortization of future assets.

(2)This item represents acquisition and integration costs primarily related to the acquisition of Worldpay and certain other costs including those associated with data center consolidation activities of $20 million and $25 million for the three months and $60 million and $50 million for the nine months ended September 30, 2020 and 2019, respectively, and incremental charges directly related to COVID-19 of $41 million and $56 million for the three and nine months ended September 30, 2020, respectively.

(3)For the three and nine months ended September 30, 2019 this item primarily represents asset impairments for certain software resulting from the Company's net realizable value analysis.

(4)This item represents the net pre-tax loss (gain) on sale of businesses and investments during the nine months ended September 30, 2019.

(5)This item primarily represents the non-cash foreign currency impact of non-hedged Euro- and Pound Sterling-denominated notes issued during the three months ended June 30, 2019 to finance the Worldpay acquisition.

(6)Non-operating (income) expense consists of other income and expense items outside of the Company's operating activities. For the three and nine months ended September 30, 2020 this item primarily represents the fair value adjustment on certain assets and liabilities offset by foreign currency transaction remeasurement losses and the pending settlement of the Reliance Trust claims described in our Commitments and Contingencies note in our quarterly reports on Form 10-Q. For the three and nine months ended September 30, 2019, this item primarily represents the non-cash foreign currency gain on non-hedged Euro- and Pound Sterling-denominated notes to finance the Worldpay acquisition.

(7)This item represents our equity method investment earnings or loss and is predominantly due to our equity ownership interest in Cardinal Holdings, LP.

(8)This item represents the one-time net remeasurement of certain deferred tax liabilities due to the increase in the U.K. corporate statutory tax rate from 17% to 19% enacted on July 22, 2020.